EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements on Form S-8 (File No. 2-99618, No. 33-69008 and No. 33-78194) previously filed by International Lottery & Totalizator Systems, Inc., of our report, dated June 2, 2006, on our audits of the consolidated financial statements of International Lottery & Totalizator Systems, Inc. and subsidiaries as of April 30, 2006 and 2005, and for the years then ended, which report is included in this Annual Report on Form 10-KSB for the year ended April 30, 2006, and contains an explanatory paragraph regarding the concentration of risk attributable to accounts receivable from one customer.
/s/ J. H. COHN LLP
San Diego, California
July 26, 2006